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                                                                    EXHIBIT 23.1


                       NOTICE REGARDING LACK OF CONSENT OF
                       LUBOSHITZ KASIERER ARTHUR ANDERSEN

         Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

         After reasonable efforts, RadView Software Ltd. ("RadView") has been unable to obtain the written consent of Luboshitz Kasierer Arthur Andersen ("AA") to the incorporation by reference into this registration statement of its audit report with respect to RadView's consolidated financial statements as of and for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits RadView to file this Form S-3 without a written consent from AA. As a result, AA will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by AA or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against AA under Section 11(a) of the Securities Act for any purchases of securities under this registration statement. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under
Section 11(a) of the Securities Act, including RadView's officers and directors, may still rely on AA's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.